Exhibit 10.10

AFFILIATE ASSIGNMENT AND ASSUMPTION AGREEMENT

This AFFILIATE ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of May 28, 2025, by and among Live Nation Entertainment, Inc., a Delaware corporation (“Live Nation”), Liberty Media Corporation, a Delaware corporation (“Liberty”), Liberty Live Holdings, Inc., a Nevada corporation (“Assignor”), and LN Holdings 1, LLC, a Delaware limited liability company (the “Assignee”).

RECITALS

WHEREAS, Live Nation, Liberty, and certain other parties are parties to that certain Stockholder Agreement, dated as of February 10, 2009, as assigned (the “Stockholder Agreement”) (capitalized terms used and not otherwise defined herein have the meanings given such terms in the Stockholder Agreement);

WHEREAS, Liberty currently holds an aggregate of 60,674,654 shares of common stock of Live Nation and LMC LYV, LLC, a Delaware limited liability company (the “Other Liberty Party”), holds 8,970,379 shares of common stock of Live Nation; and

WHEREAS, in connection with a proposed Transfer of Equity Securities by Liberty to an Affiliate of a Liberty Party pursuant to the Stockholder Agreement, the parties hereto desire to enter into this Agreement, pursuant to which (i) Liberty is Transferring 10,488,960 shares of common stock of Live Nation (the “First Transfer”) to its Affiliate, Assignor, and, immediately thereafter, (ii) Assignor is Transferring such Equity Securities (the “Second Transfer”) to its and Liberty’s Affiliate, Assignee (all such Equity Securities to be ultimately so Transferred to Assignee, the “Transferred Equity Securities”).

NOW, THEREFORE, for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

1.              Assignment and Assumption. Effective as of the date hereof:

(a)            (i) Liberty hereby transfers, assigns and conveys to the Assignor its rights, benefits, liabilities and obligations under the Stockholder Agreement with respect to the Transferred Equity Securities (such rights and benefits, collectively, the “Assigned Rights”, and such liabilities and obligations, collectively, the “Assigned Obligations”) for the period from and following the execution of this Agreement until the Second Transfer (the “First Transfer Period”), and, immediately following the First Transfer, (ii) Assignor hereby transfers, assigns and conveys to the Assignee the Assigned Rights and the Assigned Obligations with respect to the Transferred Equity Securities for the period from and following the Second Transfer (the “Second Transfer Period”);

(b)            (i) during the First Transfer Period, the Assignor accepts and assumes the Assigned Rights and Assigned Obligations and agrees to be bound by the Assigned Obligations and to perform the Assigned Obligations in accordance therewith as if the Assignor had executed and delivered the Stockholder Agreement and (ii) during the Second Transfer Period, the Assignee accepts and assumes the Assigned Rights and Assigned Obligations and agrees to be bound by the Assigned Obligations and to perform the Assigned Obligations in accordance therewith as if the Assignee had executed and delivered the Stockholder Agreement;

(c)            Live Nation acknowledges that (i) prior to the date hereof, Liberty was a Liberty Party for purposes of the Stockholder Agreement and will remain a Liberty Party for purposes of the Stockholder Agreement at all times during the First Transfer Period and the Second Transfer Period, (ii) during the First Transfer Period, Assignor will be a Liberty Party for purposes of the Stockholder Agreement and, as such, unless the context of the Stockholder Agreement otherwise requires, the Assignor is entitled to all of the Assigned Rights and will be subject to all of the Assigned Obligations, in each case, as if it had executed and delivered the Stockholder Agreement, and (iii) during the Second Transfer Period, Assignee will be a Liberty Party for purposes of the Stockholder Agreement and, as such, unless the context of the Stockholder Agreement otherwise requires, the Assignee is entitled to all of the Assigned Rights and will be subject to all of the Assigned Obligations, in each case, as if it had executed and delivered the Stockholder Agreement; and

(d)            Liberty and Live Nation acknowledge and agree that the securities subject to the Transfers described in the third recital will remain subject to the terms and conditions of the Stockholder Agreement in all respects and that, for the avoidance of doubt, pursuant to the Stockholder Agreement, such Transfers will not change in any respect the Applicable Percentage. In addition, Liberty represents and warrants to Live Nation that (i) at the time of the First Transfer of the Transferred Equity Securities to the Assignor and throughout the First Transfer Period, the Assignor is a wholly-owned subsidiary of Liberty and a Liberty Party, (ii) at the time of the Second Transfer of the Transferred Equity Securities to the Assignee, the Assignee is a wholly-owned subsidiary of Assignor and a Liberty Party, (iii) following the Transfers of the Transferred Equity Securities, Liberty will continue to own 50,185,694 shares of common stock of Live Nation and the Other Liberty Party will continue to own 8,970,379 shares of common stock of Live Nation, and (iv) the Liberty Parties’ Beneficial Ownership of Equity Securities does not, and after giving effect to the Transfers described in the third recital will not, exceed the Applicable Percentage.

2.              Release. Effective as of the Second Transfer, (a) Live Nation hereby releases Assignor from any obligations and liabilities arising after the Second Transfer relating to the Assignee’s performance after Second Transfer of the Assigned Rights and Assigned Obligations, and (b) Assignor (but, for the avoidance of doubt, neither Liberty nor Assignee) hereby releases Live Nation from any obligations with respect to the performance after the Second Transfer of its obligations under the Stockholder Agreement, in each case, solely with respect to the Transferred Equity Securities. The foregoing releases will not affect in any way any liability or obligation of any party to the Stockholder Agreement for any breach of the Stockholder Agreement occurring on or prior to the Second Transfer. No assignment by any Liberty Party hereunder to any Affiliate shall release Liberty from its obligations under the Stockholder Agreement.

3.              Third Party Beneficiaries; Assignment.

(a)            Nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement.

(b)            Except as provided in this Section 3, in any Assignment and Assumption Agreement (other than this Agreement) or in Section 8 of the Stockholder Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assigned, in whole or in part, by Live Nation or the Liberty Parties without the prior written consent of the other. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.              General Provision

(a)            Notices. All notices and other communications hereunder shall be in writing and shall be delivered in person, by electronic mail (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by electronic mail or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

if to any Liberty Party, to:

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, Colorado 80112

Attention: Chief Legal Officer

Email: [Separately Provided]

with a copy to:

O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, California 94111
Attention:	C. Brophy Christensen
Noah Kornblith
Email:	bchristensen@omm.com
nkornblith@omm.com

if to Live Nation, to:

Live Nation Entertainment, Inc.
9348 Civic Center Drive
Beverly Hills, CA 90210
Attention: General Counsel
Email: [Separately Provided]

with a copy to:

Latham & Watkins L.L.P.
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
Attention: Steven B. Stokdyk
Email: steven.stokdyk@lw.com

or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above.

(b)            Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the party whose rights or obligations hereunder are affected by such amendment, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. Any amendment or waiver by Live Nation shall be authorized by a majority of the Qualified Directors of Live Nation (the execution and delivery of any such consent by Live Nation shall conclusively evidence the authorization of such consent required pursuant to this sentence).

No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c)            Governing Law; Consent To Jurisdiction. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware, for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby and further agrees that service of any process, summons, notice or document by U.S. mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(d)            Specific Performance; Other Limitations. Each of the parties hereto acknowledges and agrees that the parties’ respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agrees that, in the event of a breach or threatened breach by any party of the provisions of this Agreement, in addition to any remedies at law, the parties hereto without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. No breach or threatened breach on the part of any party hereto shall relieve any other party of any of its obligations under this Agreement.

(e)            Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, provided that the parties hereto shall negotiate in good faith to attempt to place the parties in the same position as they would have been in had such provision not been held to be invalid, void or unenforceable.

(f)             Entire Agreement. This Agreement and the Stockholder Agreement, together with the agreements and instruments referenced herein and therein, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or agreements by or among the parties, written or oral, with respect to the subject matter hereof.

(g)            Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of such agreement or instrument.

(h)            Headings. The headings contained in this Agreement are for convenience only and shall not be interpreted to limit or otherwise affect the provisions of this Agreement.

5.              Further Assurances. Each party hereto agrees to take such further actions as may be reasonably necessary to effect the transactions contemplated by this Agreement.

6.              Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document, and all of which counterparts together shall constitute one and the same fully executed agreement. The Agreement may be delivered by electronic mail transmission of a signed copy thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LIVE NATION:

Live Nation Entertainment, Inc.,
a Delaware corporation

By:	/s/ Michael Rowles
Name:	Michael Rowles
Title:	EVP and GC

LIBERTY:

Liberty Media Corporation,
a Delaware corporation

By:	/s/ Brittany A. Uthoff
Name:	Brittany A. Uthoff
Title:	Vice President

ASSIGNOR:

Liberty Live Holdings, Inc.,
a Nevada corporation

By:	/s/ Brittany A. Uthoff
Name:	Brittany A. Uthoff
Title:	Vice President

ASSIGNEE:

LN Holdings 1, LLC,
a Delaware limited liability company

By:	Liberty Live Holdings, Inc., its sole member

By:	/s/ Brittany A. Uthoff
Name:	Brittany A. Uthoff
Title:	Vice President